[LOGO OMITTED] UBS                                Issuer Free Writing Prospectus
                                                  filed pursuant to Rule 433
                                                  Registration No. 333-132747
                                                  Dated August 25, 2006

UBS AG Partial Principal Protected Notes
Linked to the S&P 500(R) Index
OFFERING GROWTH POTENTIAL WITH PARTIAL PRINCIPAL PROTECTION

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 INDICATIVE TERMS
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 Issuer                       UBS AG
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 Issue Price                  $10 per note
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 Underlying Index             S&P 500(R) Index
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 Term                         5 years 3 months to 5 years 9 months
(set on trade date)
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 Participation Rate           100%
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 Payment on                   Investors will receive a cash payment at maturity
 Maturity Date                that is based on the Index Return:
                              o If the Index Return is positive, you will
                                receive 100% of principal plus an additional
                                payment equal to your principal times the Index Return
                              o If the Index Return is between 0% and -15%, you
                                will receive 100% of principal
                              o If the Index Return is less than -15%, you will
                                lose 1% of your principal for each percentage point that the Index Return is below -15%
                              IF THE INDEX HAS DECLINED BY MORE THAN 15% OVER
                              THE TERM OF THE NOTES, YOU WILL LOSE UP TO 85% OF
                              YOUR PRINCIPAL AT MATURITY.
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 Index Return                 INDEX ENDING LEVEL - INDEX STARTING LEVEL
                              -----------------------------------------
                                        Index Starting Level
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 Index Starting Level         The closing level of the Index on the trade date
                              Index
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 Ending Level                 The closing level of the Index on the final
                              valuation date
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 Trade Date*                  September 22, 2006
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 Settlement Date*             September 29, 2006
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 Final Valuation Date         TBD
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 Maturity Date                TBD
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* EXPECTED

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PRODUCT DESCRIPTION
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The Notes provide exposure to potential price appreciation in the S&P 500(R)
Index as well as partial principal protection at maturity. Partial principal protected investments issued at UBS can help reduce portfolio risk while maintaining an exposure to equities. The partial principal protection feature only applies at maturity.

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BENEFITS
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|_|  Growth Potential: Investors receive upside participation in the performance of the S&P 500(R) Index

|_| Partial Protection of Capital: At maturity, you will receive a cash payment equal to at least 15% of your principal
|_| Diversification: Investors can diversify in a partial principal protected investment linked to the S&P 500(R) Index

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SCENARIO ANALYSIS AT MATURITY
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ASSUMPTIONS: 100% X POSITIVE INDEX RETURN; PROTECTS AGAINST A DECLINE OF UP TO
15% IN THE INDEX

                               [GRAPHIC OMITTED]



               INDEX                                    NOTES
              RETURN                                   RETURN
              -----------------------------------------------
                50%                                      50%
                40%                                      40%
                30%       100% X INDEX RETURN  >         30%
                20%                                      20%
                10%                                      10%
              -----------------------------------------------
                 0%                                       0%
               -10%    PROTECTS AGAINST A DECLINE   >     0%
               -15%      OF UP TO 15% IN THE INDEX        0%
              -----------------------------------------------
               -30%                                     -15%
               -40%     1:1 EXPOSURE BELOW -15%  >      -25%
               -50%                                     -35%
              -----------------------------------------------

This offering summary represents a summary of the terms and conditions of the Notes. We encourage you to read the preliminary prospectus supplement and accompanying prospectus related to this offering dated August 25, 2006

                                                  Issuer Free Writing Prospectus
                                                  filed pursuant to Rule 433
                                                  Registration No. 333-132747
                                                  Dated August 25, 2006

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INDEX DESCRIPTIONS
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THE S&P 500(R) INDEX

The S&P 500(R) Index is published by Standard & Poor's, and is intended to provide an indication of the pattern of common stock price movement. The calculation of the value of the Index is based on the relative value of the aggregate market value of the common stock of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943.

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HISTORICAL PERFORMANCE
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The graph below illustrates the performance of the Index from 01/30/88 to
8/24/06 - BLOOMBERG

        [The table below represents a line chart in the printed report.]

 1988    257.07
         267.82
         258.89
         261.33
         262.16
         273.5
         272.02
         261.52
         271.91
         278.97
         273.7
         277.72
 1989    297.47
         288.86
         294.87
         309.64
         320.52
         317.98
         346.08
         351.45
         349.15
         340.36
         345.99
         353.4
 1990    329.08
         331.89
         339.94
         330.8
         361.23
         358.02
         356.15
         322.56
         306.05
         304
         322.22
         330.22
 1991    343.93
         367.07
         375.22
         375.34
         389.83
         371.16
         387.81
         395.43
         387.86
         392.45
         375.22
         417.09
 1992    408.79
         412.7
         403.69
         414.95
         415.35
         408.14
         424.22
         414.03
         417.8
         418.68
         431.35
         435.71
 1993    438.78
         443.38
         451.67
         440.19
         450.19
         450.53
         448.13
         463.56
         458.93
         467.83
         461.79
         466.45
 1994    481.61
         467.14
         445.77
         450.91
         456.51
         444.27
         458.26
         475.5
         462.71
         472.35
         453.69
         459.27
 1995    470.42
         487.39
         500.71
         514.71
         533.4
         544.75
         562.06
         561.88
         584.41
         581.5
         605.37
         615.93
 1996    636.02
         640.43
         645.5
         654.17
         669.12
         670.63
         639.95
         651.99
         687.31
         705.27
         757.02
         740.74
 1997    786.16
         790.82
         757.12
         801.34
         848.28
         885.14
         954.29
         899.47
         947.28
         914.62
         955.4
         970.43
 1998    980.28
         1049.34
         1101.75
         1111.75
         1090.82
         1133.84
         1120.67
         957.28
         1017.01
         1098.67
         1163.63
         1229.23
 1999    1279.64
         1238.33
         1286.37
         1335.18
         1301.84
         1372.71
         1328.72
         1320.41
         1282.71
         1362.93
         1388.91
         1469.25
 2000    1394.46
         1366.42
         1498.58
         1452.43
         1420.6
         1454.6
         1430.83
         1517.68
         1436.51
         1429.4
         1314.95
         1320.28
 2001    1366.01
         1239.94
         1160.33
         1249.46
         1255.82
         1224.42
         1211.23
         1133.58
         1040.94
         1059.78
         1139.45
         1148.08
 2002    1130.2
         1106.73
         1147.39
         1076.92
         1067.14
         989.82
         911.62
         916.07
         815.28
         885.76
         936.31
         879.82
 2003    855.7
         841.15
         848.18
         916.92
         963.59
         974.5
         990.31
         1008.01
         995.97
         1050.71
         1058.2
         1111.92
 2004    1131.13
         1144.94
         1126.21
         1107.3
         1120.68
         1140.84
         1101.72
         1104.24
         1114.58
         1130.2
         1173.82
         1211.92
 2005    1181.27
         1203.6
         1180.59
         1156.85
         1191.5
         1191.33
         1234.18
         1220.33
         1228.81
         1207.01
         1249.48
         1248.29
 2006    1280.08
         1280.66
         1294.83
         1310.61
         1270.09
         1270.2
         1276.66
         1296.06

SOURCE: BLOOMBERG L.P.

HISTORICAL PERFORMANCE OF THE INDEX IS NOT INDICATIVE OF FUTURE PERFORMANCE.

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INVESTOR SUITABILITY AND KEY RISKS
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THE NOTES MAY BE SUITABLE FOR YOU IF:

o  You seek an investment with a return linked to the performance of the Index

o You seek an investment that offers protection for 15% of the principal amount of the Notes when the Notes are held to maturity

o  You are willing to hold the Notes to maturity

o  You do not seek current income from this investment

o You are willing to invest in the Notes based on the range indicated for the maturity date (the actual investment term will be determined on trade date)

THE NOTES MAY NOT BE SUITABLE FOR YOU IF:

o  You are unable or unwilling to hold the Notes to maturity

o  You seek an investment that is 100% principal protected

o You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings

o  You seek current income from your investments

o  You seek an investment for which there will be an active secondary market

KEY RISKS:

o At maturity, the Notes are exposed to any decline in the level of the Index in excess of 15%

o Partial principal protection only if you hold the Notes to maturity--You should be willing to hold the notes to maturity

o Market risk--the return on the Notes is linked to the performance of the Index and may be positive or negative

o No interest payments--You will not receive any periodic interest payments on the notes

o There may be little or no secondary market for the Notes--the notes will not be listed or displayed on any securities exchange

INVESTORS ARE URGED TO REVIEW "RISK FACTORS" IN THE PRELIMINARY PROSPECTUS SUPPLEMENT RELATING TO THIS OFFERING FOR A MORE DETAILED DESCRIPTION OF THE RISKS RELATED TO AN INVESTMENT IN THE NOTES.

THE RETURNS ON UBS STRUCTURED NOTES ARE LINKED TO THE PERFORMANCE OF THE RELEVANT UNDERLYING ASSET OR INDEX. INVESTING IN A STRUCTURED NOTE IS NOT EQUIVALENT TO INVESTING DIRECTLY IN THE UNDERLYING ASSET OR INDEX. BEFORE INVESTING, INVESTORS SHOULD CAREFULLY READ THE DETAILED EXPLANATION OF RISKS, TOGETHER WITH OTHER INFORMATION IN THE RELEVANT OFFERING MATERIALS DISCUSSED BELOW, INCLUDING BUT NOT LIMITED TO INFORMATION CONCERNING THE TAX TREATMENT OF THE INVESTMENT. UBS AG HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS UBS AG HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT UBS AG AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, YOU CAN REQUEST THE PROSPECTUS BY CALLING TOLL-FREE AT 1-800-657-9836